Resonant Inc. Appoints Interim CFO

GOLETA, CA - September 21, 2018 - Resonant, Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for wireless devices, announced its chief financial officer, Michael Seifert, has resigned and will be replaced by Resonant’s former chief financial officer and current company consultant, Jeff Killian. Killian has been appointed the company’s interim chief financial officer. Resonant has initiated a search for Seifert’s successor and Killian will serve until a successor is in place.

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:
Infinite Synthesized Networks, ISN Explained

•	What is an RF Filter?

•	RF Filter Innovation

•	Transforming the Mobile Filter Supply Chain
For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Investor Relations Contact:
Moriah Shilton, LHA Investor Relations, 1-415-433-3777, RESN@lhai.com